                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6/Amendment No. 9 to the Registration Statement No. 333-73672/811-04901 on Form N-6 of our report dated March 26, 2007, relating to the financial statements of General American Separate Account Eleven appearing in the Prospectus, which is part of such Registration Statement, and the use of our report dated April 11, 2007, relating to the consolidated financial statements of General American Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which the Company adopted on December 31, 2006, and January 1, 2004, respectively), appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are parts of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 20, 2007